Exhibit 10.29

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

THIS FIRST AMENDMENT TO OFFICE LEASE AGREEMENT (this "First Amendment") is made and entered into effective as of the 1st day of November, 2022, by and between RADIANT-NORTH POINT PROPERTIES, LLLP, a Delaware limited liability limited partnership (as "Landlord"), and CLEARSIDE BIOMEDICAL, INC., a Delaware corporation (as "Tenant").

WITNESSETH:

WHEREAS, BRE/COH GA, LLC ("Original Landlord") and Tenant entered into that certain Office Lease Agreement dated November 21, 2016 (the "Original Lease"), pursuant to which Tenant leases certain premises containing approximately 19,707 rentable square feet of space (the "Existing Premises") on the second (2nd) floor of the building located at 900 North Point Parkway, Alpharetta, Georgia 30005 (the "Building"), as such space is more particularly described in the Lease; and

WHEREAS, Landlord (as successor-in-interest to Original Landlord) and Tenant (desire to modify and amend the Original Lease to extend the term of the Original Lease, to reduce the Existing Premises by returning to Landlord that approximately 5,659 rentable square foot portion of the Existing Premises shown on Exhibit A. attached hereto (the "Reduction Premises"), to clarify the suite designation of the Premises and to make certain changes hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual premises, and for Ten and No/I 00 Dollars ($10.00) and other good and valuable consideration, paid by the parties hereto to one another, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties for themselves and their successors and assigns hereto hereby covenant and agree as follows:

1.
Incorporation of Recitals. The above recitals are true and correct and are incorporated herein as if set forth in full.

2.
Defined Terms. All capitalized terms not defined in this First Amendment shall have the same meaning as set forth in the Original Lease. All references in the Original Lease and herein to the term "Lease" shall mean the Original Lease as amended by this First Amendment. Landlord and Tenant acknowledge and agree that, notwithstanding anything in the Original Lease to the contrary, the Premises shall be designated and referred to as Suite 200.

3.
Partial Reduction of Premises.

(a)
Effective as of November 1, 2022 (the "Partial Reduction Date"), the Lease shall expire as to the Reduction Premises, subject to the terms and conditions of this Section 3 and the other provisions of this First Amendment. Effective as of the Partial Reduction Date, Tenant releases, remises and forever quitclaims the Reduction Premises to Landlord, to have and hold so that neither Tenant nor any party claiming by, through or under Tenant shall thereafter have or claim any right thereto or any part thereof. On or before the Partial Reduction Date, Tenant shall surrender the Reduction Premises to Landlord in a broom clean condition and, except as expressly set forth in Section 3(b) below, with all of Tenant's personal property removed. Tenant acknowledges that TIME IS OF THE ESSENCE with respect to Tenant's surrender of the Reduction Premises as required herein. As a result of the partial reduction of the Existing Premises, effective as of the Partial Reduction Date, the "Premises" shall mean that certain area containing approximately 14,048 rentable square feet as shown on Exhibit A attached hereto.

(b)
Notwithstanding anything in the Original Lease to the contrary, Landlord and Tenant hereby acknowledge and agree that the furniture more particularly shown in the highlighted area on Exhibit B attached hereto (collectively, the "Existing Furniture") shall be left in the Reduction Premises in the condition existing as of the date of this First Amendment and shall not be removed from the Reduction Premises by Tenant. Tenant hereby (i) represents and warrants to Landlord that Tenant owns the Existing Furniture free and clear of the interest of any party, and (ii) quitclaims unto Landlord all of Tenant's right, title and interest in and to the Existing Furniture for $1.00 and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged.

4.
Demising Work Landlord shall, in accordance with Landlord's standard build-out procedures at Landlord's sole cost and expense, demise the Reduction Premises from the remainder of the Existing Premises in accordance with mutually agreed upon plans and specifications (the "Demising Work"). Landlord and Tenant shall cooperate in connection with the performance of the Demising Work in such a manner as to allow Landlord to complete such Demising Work in an efficient manner as soon as reasonably practicable after the Partial Reduction Date, including, without limitation, removing fixtures, furniture, equipment and other personal property from the portions of the Existing Premises adjacent thereto. Landlord shall provide Tenant with written notice (which notice may be provided via email) no less than ten (10) days prior to commencing the Demising Work. Landlord shall use commercially reasonable efforts to not unreasonably disturb Tenant's business operations in the Premises during the completion of the Demising Work; provided, however, that Tenant acknowledges and agrees that that noise, dust and other activities associated with such Demising Work may be disruptive to the business operations of Tenant in the Premises, or portions thereof. Notwithstanding anything herein to the contrary, Tenant hereby expressly acknowledges and agrees that between the Partial Reduction Date and the completion of the Demising Work, Tenant shall not use, occupy or otherwise encroach into all or any portion of the Reduction Premises and shall restrict its occupancy only to the remainder of the Existing Premises.

5.
Extension of Term. Notwithstanding anything in the Original Lease to the contrary, Landlord and Tenant hereby agree to extend the Term of the Lease for a period of thirty-eight (38) months commencing on October 1, 2023 (the "Extension Date") and, unless sooner terminated, expiring on November 30, 2026 (the "Termination Date"). The period from the Extension Date through the Termination Date is hereinafter referred to as the "First Extension Term."

6.
Base Rent. Notwithstanding anything in the Lease to the contrary, commencing on the Partial Reduction Date and continuing until the expiration of the First Extension Term, Tenant shall pay Landlord the following sums as Base Rent for the Premises pursuant to the terms of the Lease:

Period	Annual Rent Per Square Foot	Monthly Installment of Rent
l l /1/2022 - 10/3 l /2023	$26.00	$30,437.33 *
11/1/2023 - 10/31/2024	$26.78	$31,350.45
11/1/2024 - 10/31/2025	$27.58	$32,286.99
11/1/2025 - 10/31/2026	$28.41	$33,258.64
11/1/2026 - 11/30/2026	$29.26	$34,253.71

* Landlord agrees to provide Tenant a partial abatement of the Base Rent for the Premises (i) in the amount of $30,437.33 for the month of November 2022; (ii) in the amount of $30,437.33 for the month of December 2022; and (iii) in the amount of

$4,797.00 for the month of January 2023, for a total abatement of $65,671.66 (collectively, the "Abated Rent"). Upon the occurrence of a Default by Tenant under the Lease, the Abated Rent shall be revoked, null and void, and in addition to any other remedies under this Lease, the Abated Rent shall become immediately due and payable to Landlord.

7.
Additional Rent; Taxes and Expenses. Tenant shall continue to pay Additional Rent for the Premises from the date hereof throughout the First Extension Term in accordance with the terms of the Lease, including, without limitation, the Tenant's Pro Rata Share of Expenses and Taxes in accordance with the terms and provisions of Exhibit B to the Original Lease; provided, however, that effective as of the Partial Reduction Date: (i) the "Rentable Square Footage of the Building" shall be deemed to be 130,381 rentable square feet, (ii) the "Rentable Square Footage of the Premises" shall be deemed to be 14,048 rentable square feet, and (iii) "Tenant's Pro Rata Share" shall be changed to l 0.7746%; and (iv) the "Base Year" shall be changed to calendar year 2022.

8.
Acceptance of Existing Premises. Tenant is in possession of, and has accepted, the Existing Premises, and acknowledges that all the work to be performed by the Landlord in the Existing Premises as required by the terms of the Lease, if any, has been satisfactorily completed. Tenant further acknowledges and agrees that, except for the Demising Work, Landlord shall have no obligation to furnish, render or supply any work, labor, services, materials, improvements or other items to make the Premises (as reduced) ready or suitable for Tenant's continued occupancy.

9.
Parking; Notwithstanding anything in the Original Lease to the contrary, Landlord and Tenant acknowledge and agree that, from and after the Partial Reduction Date, Tenant shall only be entitled to use three and one-half (3.5) unreserved parking spaces per 1,000 rentable square feet of the Premises (as reduced) and, except as amended hereby, the use of said parking spaces shall be subject to and in accordance with the terms and provisions of Additional Provision l (Parking) on Exhibit F to the Original Lease. ·

10.
Extension Option. Effective as of the date hereof, any and all rights of extension options or rights to renew the Lease Term, without limitation, Additional Provision 2 (Extension Option) on Exhibit F to the Original Lease, shall be deleted in their entirety and shall be of no further force or effect. Notwithstanding the foregoing, provided no Default by Tenant has occurred which remains uncured either as of the date of Tenant's notice as set forth below or as of the first day of the Second Extension Term (as hereinafter defined), Tenant shall have the right (the "Extension Option") to extend the Term of the Lease for one (1) additional period of three (3) years (the "Second Extension Term") with respect to all, but not any lesser portion of the Premises, upon all of the following terms and conditions:

(a)
Tenant must provide Landlord notice of its exercise of the option for the applicable Second Extension Term not less than nine (9) months prior, but not more than twelve (12) months prior, to the expiration of the First Extension Term. Time is of the essence with respect to the foregoing.

(b)
The Base Rent for the Second Extension Term shall be one hundred percent (100%) of the then prevailing market rental rate, as of the date of Tenant's notice for the Second Extension Term ("Notice Date"), for comparable leases during the Second Extension on a per ·rentable square foot basis in the Alpharetta, Georgia market area (the "Market Area") which market rental rate shall be determined by taking into account all relevant factors, including, without limitation, size of space, age, location and quality of building, length of term, credit standing of tenant, method of paying operating costs, services provided and other market terms such as tenant improvement allowances, commissions payable, free rent and/or other concessions then being provided in the market (the "Market Rental Rate").

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(c)
If Tenant exercises its option for the Second Extension Term by written notice to Landlord as provided above, Landlord and Tenant shall meet promptly and shall negotiate, in good faith, to reach agreement on the Market Rental Rate within thirty (30) days following the Notice Date. If Landlord and Tenant are unable to reach agreement within such thirty (30) day period, Tenant may, at its option, either (i) cancel its exercise of the option to extend the term of this Lease, or (ii) elect to have the Market Rental Rate determined as set forth below. Tenant shall notify Landlord, within five (5) business days after the expiration of the aforesaid thirty (30) day period, of its election either to cancel its exercise of the option to extend or to have the Market Rental Rate determined as set forth below. If Tenant elects to cancel its exercise of the option to extend, the Lease shall terminate upon the expiration of the First Extension Tenn. If Tenant does not notify Landlord of either of the options contained in subsentences (i) and (ii) above within said five (5) business day period, then Tenant shall be deemed to have elected the option contained in subsentence (ii) and to have the Market Rental Rate determined as set forth in subsection (d) below.

(d)
If Tenant elects (or is deemed to have elected) to have the Market Rental Rate determined as described herein, then within fifteen (15) business days after the date of Tenant's election (or deemed election), Landlord and Tenant shall mutually agree upon a commercial real estate broker who has at least ten (10) years' experience, immediately prior to the date in question, evaluating Market Rental Rates for similar properties in the Market Area. If the parties are unable to agree on a broker the parties shall ask the commercial division of the Atlanta Board of Realtors to designate a broker. The broker agreed upon or so designated is hereinafter referred to as the "Market Broker". Within ten (10) business days after the Market Broker has been agreed upon or appointed, Landlord and Tenant shall each deliver to the Market Broker in writing their respective written determinations of the Market Rental Rate. Within thirty (30) days after receipt of the final written determinations, the Market Broker shall select Landlord's determination or Tenant's determination, but no other amount and no compromise between the two, as the Market Rental Rate. The fees and expenses of the Market Broker shall be borne equally by Landlord and Tenant. The determination of the Market Rental Rate as provided above shall be final, binding and conclusive on both Landlord and Tenant, shall be considered a final award pursuant to the rules of the American Arbitration Association and any applicable state or federal law and judgment may be had on the award in any court of competent jurisdiction.

(e)
Except for Base Rent at the new rate determined pursuant to the terms and provisions set forth above, all of the terms and conditions of the Lease shall remain the same and shall remain in full force and effect throughout the Second Extension Term; provided, however, that any construction provisions requiring Landlord to construct improvements, free rent, improvement allowances, moving allowances, lease assumption payments, plan design allowances (or payments) or other similar concessions provided for in the Lease shall not apply during the Second Extension Tenn. During the Second Extension Term, Tenant shall continue to pay the Tenant's Pro Rata Share of Expenses and Taxes as provided in the Lease.

This Extension Option is personal to Clearside Biomedical, Inc., a Delaware corporation, may not be exercised by any party other than Clearside Biomedical, Inc., a Delaware corporation (or an assignee pursuant to a Business Transfer (as defined in Section 11.04 of the Original Lease), and shall become null and void upon the occurrence of an assignment of the Lease (by operation of law or otherwise) or a sublet of all or a part of the Premises other than in connection with a Business Transfer.

11.
Right of First Refusal. Additional Provision 3 (Right of First Refusal) on Exhibit F to the Original Lease is hereby deleted in its entirety and shall be of no further force or effect.

12.
Monument Signage. Landlord Tenant hereby acknowledge and agree that, notwithstanding the fact that Tenant will not be leasing and occupying over 18,500 rentable square feet in

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the Building after the Partial Reduction Date, Tenant shall continue to have its rights and obligations with respect to the Monument Sign pursuant to and in accordance with the terms and provisions of Additional Provision 4 (Monument Signage) on Exhibit F to the Original Lease.

13.
Letter of Credit. Notwithstanding anything in the Original Lease to the contrary, Landlord and Tenant acknowledge and agree that, at any time after the Partial Reduction Date, so long as no uncured Default under the Lease exists as of such date, Tenant may replace the Letter of Credit outlined in Additional Provision 5 (Letter of Credit) with a cash Security Deposit in the amount of

$30,437.33 and such cash Security Deposit shall thereafter be held by Landlord pursuant to and in accordance with the terms and provisions of Section 6 of the Original Lease.

14.
Access. Tenant shall have access to the Premises and Building twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year, subject to Landlord's right to close the Building in the event of an emergency or casualty or due to other reasons outside of Landlord's reasonable control.

15.
Notice Address. Landlord's address for notice set forth in Section 1.12 of the Original Lease is hereby deleted in its entirety and the following is substituted therefor:

Radiant-North Point Properties, LLLP 1170 Peachtree Street, Suite 2000

Atlanta, Georgia 30309 Attn: A. Boyd Simpson

16.
Brokers. Lincoln Property Company Commercial, Inc. ("Landlord's Broker") acted as agent for Landlord in connection with this First Amendment and Lavista Associates, Inc. ("Tenant's Broker") has acted as agent for Tenant in connection with this First Amendment. Both Landlord's Broker and Tenant's Broker are to be paid a commission by Landlord pursuant to separate agreements. Landlord represents that it has dealt with no broker other than Landlord's Broker and Tenant's Broker in connection with this First Amendment. Landlord agrees that, if any other broker makes a claim for a commission based upon the actions of Landlord, Landlord shall indemnify, defend and hold Tenant harmless from any such claim. Tenant represents that it has dealt with no broker other than Landlord's Broker and Tenant's Broker in connection with this First Amendment. Tenant agrees that, if any other broker makes a claim for a commission based upon the actions of Tenant, Tenant shall indemnify, defend and hold Landlord harmless from any such claim.

17.
Counterparts. This First Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document. This First Amendment may be executed by each party upon a separate copy, and one or more execution pages may be detached from one copy of this First Amendment and attached to another copy in order to form one or more counterparts. Each of the parties agree that the delivery of an executed copy of this First Amendment by facsimile or email shall be legal and binding and shall have the same full force and effect as if an original executed copy of this First Amendment had been delivered, and neither party will have the right to object to the manner (i.e., electronic signatures, via DocuSign, via .pdf, via fax, or scanned images of signature pages) in which the First Amendment was executed as a defense to the enforcement of this First Amendment or the Lease.

18.
.No Claims, Offsets or Breaches. Tenant acknowledges, certifies, affirms, and represents that there are no claims, offsets, or breaches of the Lease, or any action or causes of action by Tenant against Landlord directly or indirectly relating to the Lease.

19.
No Other Modifications. Except as expressly modified herein, the Lease shall remain in full force and effect and, as modified herein, is expressly ratified and confirmed by the parties hereto. In the event of a conflict between the terms of the Lease and the terms of this First Amendment, the terms of this First Amendment shall control.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, the parties below have caused this First Amendment to be executed under seal as of the date and year first above written.

LANDLORD:

RADIANT-NORTH POINT PROPERTIES, LLLP,
a Delaware limited liabiltiy limited partnership

By:	TSO RNP GP, LP, A Georgia limited partnership,
Its:	General Partner

By:	TSO RNP General Partner, LP,
a Georgia limited partnership,
Its:	General Partner

By:	TSO RNP GP SPE, Inc.,
a Georgia corporation
Its:	General Partner

By:	/s/ A. Boyd Simpson
Name:	A. Boyd Simpson
Title:	President

[Signatures Continue on Following Page]

TENANT:

CLEARSIDE BIOMEDICAL, INC.,
a Delaware Corporation

By:	/s/ Charles A. Deignan
Name:	Charles A. Deignan
Title:	CFO

EXHIBIT A

PREMISES/REDUCTION PREMISES

EXHIBIT B

EXISTING FURNITURE

□ Existing Furniture in this area to remain with Landlord